Exhibit 5.1

8 April 2019		Francis Abourizk Lightowlers

Level 14, 114 William Street
Our ref:	JML:IMM004	Melbourne Victoria 3000
Email:	jl@fal-lawyers.com.au
PO Box 302, Collins Street West
Melbourne Victoria 8007
t 61 3 9642 2252 f 61 3 9642 2272

Immuron Limited		e enquiries@fal-lawyers.com.au
Building 10, 25-37 Chapman Street		www.fal-lawyers.com.au
Blackburn North VIC 3131
Australia		ABN 85 275 937 113

Dear Sir/Madam,

Registration Statement on Form F-3 of Immuron Limited

1.	We have acted as Australian counsel to Immuron Limited, an Australian company (Company) in connection with the Registration Statement on Form F-3 (Registration Statement) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (Securities Act).

2.	The Registration Statement relates to the registration of up to USD$100,000 aggregate amount of certain securities of the Company, being ADSs representing ordinary shares, preference shares, warrants and units.

3.	Capitalised terms used but not otherwise defined in this letter have the same meanings given to them in the Registration Statement.

4.	For the purposes of this opinion, we have examined and relied upon copies of the following documents:

(a)	ASIC Company extract for the Company dated the day of this opinion;

(b)	the draft Registration Statement;

(c)	a copy of the Form of Warrant Agent Agreement;

(d)	a draft prospectus (Prospectus) contained in the Registration Statement; and

(e)	a copy of a Circular Resolution of the Board dated 29 March 2019, confirming the contents of the Registration Statement and authorising its lodgement.

5.	In our examination of the above documents, we have assumed:

(a)	there have been no material changes in circumstance between our letter of 14 January 2019 and the date of this letter;

(b)	the genuineness of all signatures;

(c)	the authenticity of all documents submitted to us as originals;

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(d)	the conformity to original documents of all documents submitted to us as copies (certified or otherwise);

(e)	the authenticity of the originals of such copies;

(f)	that all documents submitted to us are true and complete;

(g)	that resolutions of the directors of the Company that we have relied upon for the purposes of this letter opinion have not be varied or revoked since they were passed, and that the meetings of the directors of the Company at which the resolutions were considered were properly convened, all directors who attended and voted were entitled to do so, the resolutions were properly passed, and the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed;

(h)	that any documents which purport to be governed by the law of any jurisdiction other than the law of Victoria, Australia are legal, valid and binding obligations on all of the parties and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the law of Victoria, Australia;

(i)	each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and

(j)	each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

6.	Based upon and subject to the foregoing, we are of the opinion that:

(a)	the Company is duly incorporated and validly existing under the laws of the Australia in good standing (as such term is not defined under the Australian Corporations Act 2001, meaning solely that there are no current orders for the winding up of, or appointment of a receiver or liquidator for the Company or any notice of its proposed deregistration);

(b)	when the issue of the ordinary shares has been duly authorised by the Company, and the ordinary shares have been duly issued, sold and delivered in accordance with the applicable purchase agreement or other similar agreement approved by, or on behalf of, the Company’s Board of Directors, the ordinary shares will be legally issued, fully paid and non-assessable;

(c)	when the issue of the preference shares has been duly authorised by the Company, and the preference shares have been duly issued, sold and delivered in accordance with the applicable definitive purchase agreement or other similar agreement approved by, or on behalf of, the Company’s Board of Directors, the preference shares will be legally issued, fully paid and non-assessable;

(d)	when the issue of the warrants has been duly authorised by the Company, and the warrants have been duly executed and delivered against payment, pursuant to a warrant agreement or agreements duly authorised, executed and delivered by the Company and a warrant agent, the warrants will be valid and binding obligations of the Company, subject to any applicable laws, rights or equitable principles;

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(e)	when the issue of the units has been duly authorised by the Company, and the units have been duly issued, sold and delivered pursuant to a unit agreement or similar approved by, or on behalf of, the Company’s Board of Directors, the units will be valid issued and will entitle the holders thereof to the rights specified in the relevant unit agreement.

7.	For the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the Australian Corporations Act 2001, so we have assumed those words to mean that holders of such shares, having fully paid all amounts due on such shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such shares.

8.	The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws. This opinion letter is limited to the matters stated herein, and no opinion may be inferred beyond the matters expressly stated.

9.	This opinion letter will be deemed to have been delivered as of the date of effectiveness of the Registration Statement and will speak as of such date. 10. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

FRANCIS ABOURIZK LIGHTOWLERS

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